Exhibit 12.1

Statement re Computation of Ratios

Exhibit 12.1

Globe Telecom, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in million Pesos except ratios)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2002	2001	2002	2001
US GAAP:
Earnings:
Income before income tax under U.S. GAAP	6,238.2	5,016.1	1,510.3	1,973.4
Add (deduct):
Interest expense and other charges (excluding capitalized)	2,881.7	2,135.4	1,129.1	834.5
Interest component of rent expense	7.2	7.7	1.1	3.1
Dividends on preferred shares	48.9	23.3	14.6	23.3

	9,176.0	7,182.5	2,655.1	2,834.3

Fixed Charges:
Interest expense and other charges (including capitalized)	3,286.4	3,288.4	1,217.7	1,202.7
Interest component of rent expense	7.2	7.7	1.1	3.1
Dividends on preferred shares	48.9	23.3	14.6	23.3

	3,342.5	3,319.4	1,233.4	1,229.1

Ratio of Earnings to Fixed Charges	2.7	2.2	2.2	2.3
Philippine GAAP
Earnings:
Income before income tax under Philippine GAAP	6,395.6	5,045.6	2,032.3	1,352.5
Add (deduct):
Interest expense and other charges (excluding capitalized)	2,886.7	2,140.4	1,130.8	836.2
Interest component of rent expense	7.2	7.7	1.1	3.1
Dividends on preferred shares	48.9	23.3	14.6	23.3

	9,338.4	7,217.0	3,178.8	2,215.1

Fixed Charges:
Interest expense and other charges (including capitalized)	3,291.4	3,293.4	1,219.4	1,204.4
Interest component of rent expense	7.2	7.7	1.1	3.1
Dividends on preferred shares	48.9	23.3	14.6	23.3

	3,347.5	3,324.4	1,235.1	1,230.8

Ratio of Earnings to Fixed Charges	2.8	2.2	2.8	1.8

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